Exhibit 6(a)
CONTRIBUTION AGREEMENT

            THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of October 10, 2013 (the “Contract Date”), by and among Continuum Capital, LLC, a Virginia limited liability company, and Chesapeake Realty Advisors, LLC, a Virginia limited liability company (each, a “Contributor” and collectively, the “Contributors”), and Allegiancy, LLC, a Delaware limited liability company (the “Company”).

RECITALS

WHEREAS, the Company was formed on January 22, 2013 for the purpose of engaging in the business of providing asset and property management services related to commercial real estate;

WHEREAS, to raise capital for its operations, the Company intends to conduct an offering (the “Offering”) of up to an aggregate of $4,999,970 of Class A Units of limited liability company interest in the Company (each, an “Offered Unit” and collectively, the “Offered Units”) pursuant to the exemption from registration with the U.S. Securities and Exchange Commission (the “SEC”) found under Section 3(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation A promulgated by the SEC thereunder;

WHEREAS, the Class A Units of limited liability company interest (the “Class A Units”) and Class B Units of limited liability company interest (the “Class B Units”) are the only classes of limited liability company membership interests currently offered by the Company;

WHEREAS, the Company currently has $1,000 in assets and intends, concurrently with the initial closing of the Offering, which is expected to occur upon the sale of a minimum of 250,000 Offered Units (the “Initial Closing”), to acquire all of the membership interests of REVA Management Advisors, LLC, a Virginia limited liability company (“RMA”), which was formed on January 6, 2006, is a going concern and currently engages in the business of commercial real estate property and asset management;

WHEREAS, RMA currently manages a portfolio of approximately 32 buildings (each, a “Property” and collectively, the “Properties”), pursuant to which it has entered into various asset management agreements with the owners of the Properties (each, an “Asset Management Contract” and collectively, the “Asset Management Contracts”);

WHEREAS, the Contributors each own a 50% limited liability company interest in RMA (each an “RMA LLC Interest” and collectively the “RMA LLC Interests”);

WHEREAS, subject to the occurrence of the Initial Closing, the Contributors desire to contribute all of their right, title and interest in and to the RMA LLC Interests, free and clear of any mortgages, pledges, liens, options, charges, security interests, prior assignments, conveyances, conditions, reservations, encumbrances, restrictions, covenants, encroachments, assessments, purchase rights, rights of others, licenses, easements, voting agreements, liabilities or claims of any kind or  nature whatsoever, direct or indirect, including, without limitation, interests in or claims to revenues generated by such Property (each, an “Encumbrance” and collectively, “Encumbrances”), to the Company in exchange for Class B Units of the Company in accordance with the terms and subject to the conditions of, this Agreement; and

WHEREAS, the Company desires to accept the Contributors’ contribution of the RMA LLC Interests in exchange for the issuance of the Class B Units of the Company to the Contributors, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.           Contribution of Contributors’ RMA LLC Interests. All of the preceding Recitals are hereby incorporated into this Agreement as though separately set forth in the body of this Agreement.  The Contributors agree to contribute, transfer, convey and assign all of the Contributors’ right, title and interest to all of the RMA LLC Interests to the Company concurrent with the Initial Closing. The RMA LLC Interests shall be transferred free of Encumbrances and pursuant to the terms and conditions set forth in this Agreement.

2.           Acceptance by Company of RMA LLC Interests. The Company hereby agrees to accept the RMA LLC Interests and be bound under the limited liability company operating agreement and articles of organization of RMA and the Virginia Limited Liability Company Act, (Title 13.1, Chapter 12 of the Code of Virginia), each as amended from time to time, as a member thereof, with respect to the contributed RMA LLC Interests.

3.           Consideration. On the Closing Date (as defined below) of the transfer of the RMA LLC Interests by the Contributors to the Company, the Contributors, in consideration for the transfer of their RMA LLC Interests to the Company, shall be issued a number of Class B Units as set forth in Exhibit A attached to this Agreement and incorporated herein by this reference (collectively, the “Consideration”). If the Company so elects, at Closing, the Company may also issue physical certificates representing such Class B Units (the “Certificates”). Upon the assignment of their RMA LLC Interests, the Contributors will become Class B members of the Company, and shall agree to be bound under the Delaware Limited Liability Company Act (Title 6, Subtitle II, Chapter 18 of the Delaware Code), as amended from time to time, and the certificate of formation (the “Certificate of Formation”) and limited liability company agreement of the Company (the “LLC Agreement”, together with the Certificate of Formation, the “Company Organizational Documents”), as amended from time to time. The transfer of the Class B Units comprising the Consideration to the Contributors shall be evidenced by an Assignment of LLC Interest from each Contributor, the form of which is attached hereto as Exhibit B (the “Assignment”). The parties to this Agreement shall take such additional actions and execute such additional documentation as may be required by the LLC Agreement, as amended from time to time, in order to effect the transactions contemplated by this Agreement.

4.           Closing Date; Delivery of Closing Documents.

A.           Closing Date.  The completion of the acquisition of the RMA LLC Interests by the Company (the “Closing”) shall be on the date of the Initial Closing (the “Closing Date”); subject, however, to the satisfaction or waiver of the conditions set forth in Sections 10 and 11 of this Agreement. Closing shall take place at the offices of Kaplan Voekler Cunningham & Frank, PLC, at 7 East 2nd Street, Richmond, Virginia or at such other place as the parties hereto may agree upon.

B.           Delivery of Closing Documents.  At Closing, each Contributor shall deliver to the Company a duly executed counterpart of its respective Assignment.

5.           Representations, Warranties and Covenants of the Contributors. Each Contributor hereby makes the following representations, warranties and covenants (in each case on its own behalf and not on the part of or with respect to the other Contributor), each and every one of which is true, correct, and complete, as of the Contract Date (unless expressly provided otherwise), and will be true, correct, and complete as of the Closing Date:

        A.           Organization and Authority. The Contributor is a limited liability company duly organized or formed, validly existing and in good standing under the laws of the Commonwealth of Virginia and in all jurisdictions in which it is authorized to conduct its business, with full limited liability company power to own and use its property and assets, as applicable, that it purports to own or use. The Contributor has full right, power and authority to (i) execute and deliver this Agreement and any other documents to which the Contributor is a party and which are required to be delivered hereunder or which may be necessary to consummate the transactions contemplated in this Agreement, and (ii) perform all of its obligations thereunder. This Agreement constitutes the legal, valid and binding obligation of the Contributor, enforceable against it in accordance with its terms and conditions, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity.

B.           Ownership.

(i)           The Contributor is the lawful owner of its respective RMA LLC Interest, and owns such RMA LLC Interest beneficially and of record, free and clear of any and all Encumbrances, and has not incurred any indebtedness with respect to its RMA LLC Interest. The delivery to the Company of the Contributor’s RMA LLC Interest will transfer to the Company valid title thereto, free and clear of any and all Encumbrances.

(ii)           The Contributors are the only members of RMA and the RMA LLC Interests represent one hundred percent (100%) of the membership, economic or other beneficial interest in RMA.

(iii)           Except for this Agreement or rights granted by the Contributors to each other or RMA or by RMA to the Contributors, (A) the Contributor has not granted to any other person or entity (x) any options, warrants, or rights to subscribe to securities, membership interests, rights or obligations convertible into or exchangeable for, or given any right to subscribe for or participate in the profits of all or any portion of, its RMA LLC Interest, or (y) any option to purchase or a right of first refusal with respect to its RMA LLC Interest, or any portion thereof or any direct or indirect interest therein, (B) there are no agreements or understandings between the Contributor and any other person or entity with respect to the disposition of such Contributor’s RMA LLC Interest or any portion thereof. At Closing, upon the consummation of the transactions contemplated hereby, the Company will acquire all right, title and interest in and to the entire legal and beneficial interest of the Contributor’s RMA LLC Interest, free and clear of any and all Encumbrances.

C.           Noncontravention. Neither the entry into nor the performance of, nor the compliance with, this Agreement by the Contributor will directly or indirectly (with or without notice or lapse of time):

(i) Conflict with or result in a violation of any provision of the organizational documents of such Contributor or any resolution adopted by the authorized persons of such Contributor;

(ii) Conflict with or result in a violation of or default under or result in the acceleration of any agreement, note, permit, judgment, decree, order or restrictive covenant to which either of the Contributors is a party or by which any of them is bound; or

(iii) Result in the imposition or creation of any Encumbrance upon or with respect to any assets of the Contributor.

D.           Consent. The execution, delivery and performance of this Agreement by the Contributor of its respective obligations hereunder require no further action, consent, approval or authorization of any other individuals, entities or any governmental agency or quasi-governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign (each, a “Governmental Entity”), including any party to an Asset Management Contract, in order to constitute this Agreement as a binding and enforceable obligation of each Contributor in accordance with its terms subject, as to enforcement, to the bankruptcy, reorganization, insolvency and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

E.           No Violation of Law. No event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a violation by either Contributor or RMA of, or a failure on the part of either Contributor or RMA to comply with, and neither Contributor has received any written notice from any Governmental Entity of, any actual, alleged, possible or potential violation of or failure to comply with, any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty (each, a “Legal Requirement”), the noncompliance with or violation of which could have a material adverse affect on the business and operations of the Contributors or RMA.

F.           Litigation. Neither of the Contributors has been served with any summons or complaint in connection with, nor to the knowledge of Contributors, is there any threatened, action, suit, or proceeding against either or both of the Contributors, each Contributor’s RMA LLC Interest or any assets of such Contributor, in any court or before any arbitrator or Governmental Entity which (i) in any manner raises any question affecting the validity or enforceability of this Agreement; (ii) could materially and adversely affect the business, financial position, or results of operations of the Contributor; (iii) could materially and adversely affect the ability of any Contributor to perform its obligations hereunder, or under any document to be delivered pursuant hereto; or (iv) could create an Encumbrance on any Contributor’s portion of the RMA LLC Interests, any part thereof, or any interest therein. If, at any time prior to Closing, either of the Contributors is served with a summons or complaint with respect to any of the foregoing, the Contributors shall promptly so advise the Company in writing.

G.           Securities Law Matters.

(i) In acquiring the Class B Units and engaging in this transaction, the Contributor represents that it (a) is aware of the risks involved in investing in the Class B Units; (b) has had an opportunity to ask questions of, and to receive answers from, the Company or a person or persons authorized to act on its behalf, concerning the terms and conditions of this investment and the financial condition, affairs and business of the Company; and (c) all documents, records and information pertaining to its investment in the Company that have been requested by it, including a complete copy of the Company Organizational Documents, have been made available or delivered to it prior to the date hereof. The Contributor further represents and warrants that it has reviewed such documents and information as Contributor has deemed appropriate, and made its own investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company.

(ii) The Contributor understands that the Class B Units have not been registered under the Securities Act, or any state securities acts and are instead being offered and sold in reliance on an exemption from such registration requirements. The Class B Units are being acquired by the Contributor solely for its own account, for investment, and are not being acquired with a view to, or for resale in connection with, any distribution, subdivision, or fractionalization thereof, in violation of such laws, and the Contributor does not have any present intention to enter into any contract, undertaking, agreement or arrangement with respect to any such resale. The Contributor understands that the LLC Agreement will impose certain restrictions with respect to the transfer of the Class B Units and, if the Company elects to issue the Certificates, the Certificates will contain the following legend reflecting the requirement that the Class B Units cannot be resold without registration under such laws or the availability of an exemption from such registration:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO ALLEGIANCY, LLC, AN OPINION OF COUNSEL SATISFACTORY TO ALLEGIANCY, LLC, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS

H.           Tax Matters. The Contributor represents and warrants that it has obtained from its own counsel advice regarding the tax consequences of the transfer of its RMA LLC Interests to the Company and the receipt of the Consideration, as consideration therefor. The Contributor further represents and warrants that it has not relied on the Company or the other Contributor or any of such party’s respective affiliates, representatives, counsel or other advisors and their respective representatives for such tax advice.

I.           Brokerage Commission. Neither RMA nor the Contributor has engaged the services of any broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein. The Contributors hereby agree to indemnify and hold the Company harmless against any claims, liabilities, damages or expenses arising out of a breach of the foregoing. This indemnification shall survive Closing or any termination of this Agreement.

J.           Further Representations and Warranties. Each of the following statements is true, correct and complete as of the Contract Date (unless expressly provided otherwise herein), and will be true, correct and complete as of the Closing Date:

(i)           RMA Formation; Foreign Qualification. RMA is a limited liability company formed and in good standing under the laws of the Commonwealth of Virginia.  RMA is qualified to do business as a foreign limited liability company under the laws of each state and each jurisdiction in which either the ownership or use of the properties owned, used or managed by it (including the Properties), or the nature of the activities conducted by it, requires such qualifications.

(ii)           Organizational Documents. Attached hereto as Exhibit C is a true and correct copy of the Limited Liability Company Agreement of RMA as in effect on the date hereof.  Attached hereto as Exhibit D are the articles of organization of RMA.

(iii)           Financial Statements. RMA has delivered to the Company complete and correct copies of RMA’s consolidated financial statements, including the  unaudited consolidated balance sheets and consolidated income statements and statements of cash flows for the years ended December 31, 2010, December 31, 2011 and December 31, 2012, respectively (collectively, the “Financial Statements”). All of the Financial Statements fairly present RMA’s financial position as of the dates thereof and the results of RMA’s consolidated operations for the periods then ended, and each of the Financial Statements was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis for the periods involved.

(iv)           Taxes.

(a)           All federal and state income tax returns that are or were required to be filed by RMA have been timely filed (including proper extensions). Such tax returns have been accurately prepared and RMA is treated as a partnership for federal income tax purposes and has not elected to be treated as a corporation for federal tax purposes.  RMA has paid or caused to be paid, or has made provision for or caused to have been made provision for, the payment of all taxes of RMA accrued for the period prior to Closing. There are no pending or, to the Contributors’ knowledge, threatened audits, investigations or claims for, or relating to, such tax returns or the failure to file any such tax returns.

(b)           There are no liens for taxes upon, pending against or, to the Contributor’s knowledge, threatened against, any asset of RMA.

(c)           For the last five taxable years, RMA has not filed any consolidated tax returns with any other entity.

(d)           RMA is not a party to any consent or other agreement with any Governmental Entity under which RMA is required to take or refrain from taking any action with respect to any matter specifically related to taxes.

(v)           Asset Management Contracts.

(a)           A true, correct and complete list of the Asset Management Contracts is attached hereto as Exhibit E.  Prior to the Contract Date, the Contributors have caused RMA to deliver a copy of each of the Asset Management Contracts to the Company. The Contributors shall update Exhibit E on or prior to the Closing Date, if necessary.

(b)           Neither of the Contributors has any actual knowledge or has received any written notice that any present default or breach, either by RMA or by the counterparty(ies) to any Asset Management Contract (each, a “Property Owner”), exists under any Asset Management Contract. None of the Contributors has any actual knowledge or has received any written notice that any counterparty(ies) is terminating or intends to terminate or not renew any Asset Management Contract, or has threatened to do so.

(c)           Neither of the Contributors has any actual knowledge, or has received any written notice, of any pending, threatened or potential sale or foreclosure of a Property.

(vi)           Subsidiaries.  RMA has no subsidiaries, and it does not own any capital stock or other equity or ownership interest in any corporation, partnership, limited liability company, association, trust, joint venture or other entity.

(vii)
Other Defaults. Neither of the Contributors has any actual knowledge or has received any written notice of any pending or potential default by RMA under, and to each Contributor’s knowledge, RMA is in compliance with, any and all other agreements to which it is a party or to which RMA is subject, including but not limited to, any financing agreements, management agreements or service contracts.

(viii)           Noncontravention. Neither the entry into nor the performance of, nor the compliance with, this Agreement by the Company will directly or indirectly (with or without notice or lapse of time):

(a) Conflict with or result in a violation of any provision of the organizational documents of RMA or any resolution adopted by the authorized persons of RMA;

(b) Conflict with or result in a violation of or default under or result in the acceleration of any agreement, note, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation to which RMA is a party or by which it is bound; or

(c) Result in the imposition or creation of any Encumbrance upon or with respect to any assets of RMA.

(ix)           Litigation. Neither of the Contributors nor RMA has been served with any summons or complaint in connection with, nor to the knowledge of Contributors, is there any threatened action, suit, or proceeding against RMA or any assets of RMA, in any court or before any arbitrator or Governmental Entity which (i) in any manner raises any question affecting the validity or enforceability of this Agreement; (ii) could materially and adversely affect the business, financial position, or results of operations of RMA; (iii) could materially and adversely affect the ability of any Contributor to perform its obligations hereunder, or under any document to be delivered pursuant hereto; or (iv) could create an Encumbrance on any Contributor’s portion of the RMA LLC Interests, any part thereof, or any interest therein. If, at any time prior to Closing, either RMA or either of the Contributors is served with a summons or complaint with respect to any of the foregoing, the Contributors shall promptly so advise the Company in writing.

K.           Employees. Exhibit F sets forth a true and complete list of each current employee of RMA (each an “Employee”), his or her name, title or position, current rate of compensation (including salary, bonus and commission),and whether such Employee is hourly or salaried. To the actual knowledge of the Contributor, none of RMA’s current Employees has an intention to terminate his or her employment with RMA, and RMA has not provided any current Employee with a notice of termination.  RMA has not entered into an employment agreement with any Employee. RMA will not be delinquent on any amounts due to any of its current Employees or independent contractors as of the Closing Date, including, without limitation, any amounts incurred for wages, bonuses, vacation pay, sick leave or any severance obligations.

L.           Disclosure. In the event that changes occur as to any material information, documents or exhibits referred to in this Agreement, of which the Contributor has knowledge and such change shall cause any of the preceding representations and warranties to be rendered untrue, in any material respect, such Contributor will promptly disclose the same to the Company; and, in the event of any such material change, the Company may, at its election and in its reasonable discretion, terminate this Agreement in writing, on or before the Closing Date, in the event that the Contributors fail, for any reason, to cure the resulting breach of such warranty or representation on or before the Closing Date and to the reasonable satisfaction of the Company.

M.           AS-IS, WHERE-IS. Except as expressly set forth in this Section 5, the Contributors make no express or implied warranty of any kind whatsoever.  ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED AND EXCEPT TO THE LIMITED AND SPECIFIC EXTENT PROVIDED HEREIN TO THE CONTRARY, THE CONTRIBUTIONS OF THE RMA LLC INTERESTS SHALL OCCUR ON A STRICT AND ABSOLUTE “AS-IS,” “WHERE-IS” BASIS.

N.           Knowledge.  All references in this Agreement to “Contributors’ knowledge,” “Contributors’ actual knowledge,” or words of similar import shall refer only to the actual (as opposed to deemed, imputed or constructive) knowledge of Stevens M. Sadler or Christopher K. Sadler, after reasonable inquiry and, notwithstanding any fact or circumstance to the contrary, shall not be construed to refer to the knowledge of any other person or entity.  All references to “Company’s knowledge” or words of similar import shall refer to the actual (as opposed to deemed, imputed or constructive) knowledge, after reasonable inquiry, of Stevens M. Sadler, in his capacity as manager of the Company.

6.           Representations and Warranties of the Company. The Company hereby makes the following representations and warranties, each of which is (x) material and being relied upon by each Contributor, (y) true, correct, and complete as of the Contract Date (unless expressly provided otherwise herein) and (z) will be true, correct and complete as of the Closing Date:

A.           Organization and Authority. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has full limited liability company right, power, and authority to (i) execute and deliver this Agreement and any other documents to which the Company is a party and which are required to be delivered hereunder or which may be necessary to consummate the transactions contemplated in this Agreement, and (ii) perform all of its obligations thereunder. The execution and delivery of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all requisite limited liability company action and require no further action or approval of the Company’s managers, officers or members or of any other individuals or entities.  This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity.

B.           Noncontravention. Neither the entry into nor the performance of, or compliance with, this Agreement by the Company has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under the Company Organizational Documents, or any material mortgage, indenture, lien agreement, note, contract, Permit, judgment, decree, order, restrictive covenant or Legal Requirement applicable to the Company.

C.           Litigation.  There is no action, suit, or proceeding, pending or, to the knowledge of the Company, threatened, against or affecting the Company in any court or before any arbitrator or before any Governmental Entity, which in any manner raises any question affecting the validity or enforceability of this Agreement or could materially and adversely affect the ability of the Company to perform its obligations under this Agreement, or under any document to be delivered pursuant to this Agreement.

D.           Units Validly Issued. The Class B Units to be issued to the Contributors hereunder shall be duly and validly authorized and issued, free of any preemptive or similar rights or any Encumbrances, other than Encumbrances arising under applicable securities laws.

E.           Consents. Except as may otherwise be set forth in this Agreement, each consent, approval, authorization, order, license, certificate, permit, registration, designation, or filing by or with any Governmental Entity necessary for the execution, delivery, and performance of this Agreement or the transactions contemplated hereby by the Company has been obtained or will be obtained on or before the Closing Date.

F.           Brokerage Commission. The Company has not engaged the services of any broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein. The Company hereby agrees to indemnify and hold each Contributor harmless against any claims, liabilities, damages or expenses arising out of a breach of the foregoing. This indemnification shall survive the Closing or any termination of this Agreement.

G.           Disclosure. In the event that changes occur as to any material information, documents or exhibits referred to in this Agreement, of which the Company has knowledge and such change shall cause any of the preceding representations and warranties to be rendered untrue, in any material respect, the Company will promptly disclose the same to the Contributors; and, in the event of any such material change, the Contributors may, at their election, terminate this Agreement in writing, on or before the Closing Date, in the event that the Company fails, for any reason, to cure (on or before the Closing Date) the resulting breach of such warranty or representation to the reasonable satisfaction of the Contributors.

7.           Covenants of Contributors.

A. Between the Contract Date and the Closing Date, the Contributors will, and will cause RMA to, conduct the business of RMA in (and only in) the ordinary course of business, and use commercially reasonable efforts to (i) preserve intact the current organization of RMA, (ii) keep available the services of its current managers, officers, employees and agents, and (iii) maintain the relations and good will with and of the Property Owners, creditors, employees and agents, all as the same exist on the Contract Date.

B. Between the Contract Date and the Closing Date, the Contributors will, and will cause RMA to, notify the Company promptly in writing if either of the Contributors or RMA has actual knowledge of any fact or condition that causes or constitutes a breach of any of the Contributors’ representations and warranties, or if either of the Contributors or RMA has actual knowledge of the occurrence after the Contract Date of any fact or condition that would (except as expressly contemplated by this Agreement) reasonably be expected to cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, the Contributors will, and will cause RMA to, promptly notify the Company of the occurrence of any breach of any covenant of the Contributors in this Section 7 or of the occurrence of any event that would reasonably be expected to make the satisfaction of the conditions in Section 10 impossible or unlikely.

8.           Covenants of the Company. Between the Contract Date and the Closing Date, the Company will promptly notify the Contributors in writing if the Company has actual knowledge of any fact or condition that causes or constitutes a breach of any of the Company’s representations and warranties, or if the Company has actual knowledge of the occurrence after the Contract Date of any fact or condition that would (except as expressly contemplated by this Agreement) reasonably be expected to cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, the Company will promptly notify the Contributors of the occurrence of any breach of any covenant of the Company in this Section 8 or of the occurrence of any event that would reasonably be expected to make the satisfaction of the conditions in Section 11 impossible or unlikely.

9.           Waivers of Rights Under Agreements. As of the Closing Date, each Contributor waives and relinquishes all rights and benefits otherwise afforded to such Contributor under any agreement relating to its ownership of its respective RMA LLC Interest or its right, title and interest in any assets of RMA, including the Asset Management Contracts.

10.           Conditions Precedent to the Obligations of the Company. The performance of the Company’s obligations provided for in this Agreement is conditioned upon the occurrence of the following conditions on or before the Closing Date:

A.           The representations, warranties and covenants of the Contributors contained in this Agreement shall be true and correct as of the Closing Date.

B.           The obligations of each Contributor contained in this Agreement to be performed by them shall have been duly performed by them on or before the Closing Date and the Contributors shall not have breached, in any material respect, any of their covenants or agreements contained herein and failed to cure such breach prior to the Closing Date.

C.           Concurrently with the Closing, each Contributor shall have executed and delivered to the Company the documents required to be delivered pursuant to Section 4.B of this Agreement and such other documents and instruments as may reasonably be required by the Company and its counsel and that are necessary to consummate the transactions which are the subject of this Agreement and to otherwise effect the agreements of the parties hereto.

Any or all of the foregoing conditions may be waived by the Company in its sole and absolute discretion.

11.           Conditions Precedent to the Obligations of the Contributors. Each Contributor’s obligation to perform any obligations provided for in this Agreement is conditioned upon the occurrence of the following conditions on or before the Closing Date:

A.           The representations, warranties and covenants of the Company contained in this Agreement shall be true and correct as of the Closing Date.

B.           The obligations contained in this Agreement to be performed by the Company shall have been duly performed on or before the Closing Date and the Company shall not have breached, in any material respect, any of its covenants or agreements contained herein and failed to cure such breach prior to the Closing Date.

C.           Concurrently with the Closing, the Company shall have executed and delivered to the Contributors such documents and instruments as may reasonably be required by the Contributors and their respective counsel and that are necessary to consummate the transactions which are the subject of this Agreement and to otherwise effect the agreements of the parties hereto.

 Any or all of the foregoing conditions may be waived by the Contributors in their sole and absolute discretion.

12.           Survival of Representations and Warranties; Indemnity for Breach by Contributors; Indemnity for Breach by Company.

A. Survival. Except as otherwise set forth herein, all representations and warranties of the Contributors and the Company in this Agreement shall survive the Closing for a period of one (1) year after the Closing Date (the “Survival Period”).

B. Indemnity for Breach by Contributors. Each Contributor hereby jointly and severally agrees to indemnify and hold the Company and its respective employees, managers, directors, members, partners, affiliates and agents (collectively, the “CompanyIndemnified Parties”) harmless of and from any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, judgment, deficiency, cost, expense, assessment, fee, interest payment, penalty, disbursement, obligation or responsibility (collectively, “Losses”) actually suffered or incurred by the Company Indemnified Parties as a result of, or by reason of (i) any breach of such Contributor’s representations, warranties or covenants contained in this Agreement, or (ii) any undisclosed liability of RMA arising from or relating to the business or operations of RMA prior to the Closing Date. The Contributors shall have the option to pay all or any portion of any Losses pursuant to the preceding indemnity in cash, or may instead satisfy any obligation to pay any such Losses to the Company through an assignment of such Contributor’s Class B Units, with each Class B Unit valued at $10.00 per Class B Unit. If the Company is notified in any document, or in writing by the Contributors, or otherwise becomes aware (which awareness shall be deemed to have occurred if and to the extent that the Company is provided with access to books, records or other materials that directly contradict a representation or warranty made by the Contributors), that any representation or warranty made by the Contributors is not true or correct as of the Contract Date, or that any such representation or warranty is not true or correct on or before the Closing; or if the Company is notified in any document, or in writing by the Contributors, or otherwise becomes aware (which awareness shall be deemed to have occurred if and to the extent that the Company is provided with access to books, records or other written material that directly indicates a covenant of the Contributors has not been satisfied), that the Contributors have failed to perform any covenant and agreement herein contained and the Company shall nevertheless accept the assignment of the RMA LLC Interests notwithstanding such fact, the Company shall not be entitled to seek indemnity from the Contributors due to such representation or warranty failing to be true or correct (and the Company shall not be entitled to rely on such representation or warranty), or such covenant(s) and agreement(s) having failed to be performed by the Contributors.

C. Indemnity for Breach by the Company. The Company hereby agrees to indemnify and hold the Contributors and their respective employees, managers, directors, members, partners, trustees, affiliates and agents (collectively, the “Contributor Indemnified Parties”) harmless of and from all Losses which any of them actually suffers or incurs as a direct result of, by direct reason of, any breach of the Company’s representations or warranties contained in this Agreement or breach of any covenant or agreement made or to be performed by the Company pursuant to this Agreement. If a Contributor is notified in any document, or in writing by the Company, or otherwise becomes aware (which awareness shall be deemed to have occurred if and to the extent that the Contributor is provided with access to books, records or other materials that directly contradict a representation or warranty made by the Company), that any representation or warranty made by the Company is not true or correct as of the Contract Date, or that any such representation or warranty is not true or correct on or before the Closing; or if the Contributor is notified in any document, or in writing by the Company, or otherwise becomes aware (which awareness shall be deemed to have occurred if and to the extent that the Contributor is provided with access to books, records or other written material that directly indicates a covenant of the Company has not been satisfied), that the Company has failed to perform any covenant and agreement herein contained and the Contributor shall nevertheless accept the issuance of its Class B Units notwithstanding such fact, the Contributor shall not be entitled to seek indemnity from the Company due to such representation or warranty failing to be true or correct (and the Contributor shall not be entitled to rely on such representation or warranty), or such covenant(s) and agreement(s) having failed to be performed by the Company.

D. Claims for Breach. A party seeking indemnification pursuant to the provisions of this Section 12 (“Indemnitee”) may do so provided that (a) the valid claims for all such breaches by the indemnifying party (“Indemnitor”) collectively aggregate more than One Hundred Thousand No/100 Dollars ($100,000.00), and (b) written notice containing a description of the specific nature of such breach shall have been delivered by such party to Indemnitor prior to the expiration of the Survival Period. The maximum amount that an Indemnitee shall be entitled to collect from an Indemnitor in connection with all claims for indemnity resulting from all breaches of an Indemnitor of any representation or warranty made by the Indemnitor, or the failure of any covenants of the Indemnitor, shall in no event exceed $12,500,000. Any claim for indemnification under this Section 12 must be asserted in writing, stating the nature of such claim and the basis for indemnification therefor, within the Survival Period. If so asserted in writing within the Survival Period, such claims for indemnification shall survive until resolved by mutual agreement between the Indemnitor and the Indemnitee or by judicial determination.

E. The provisions of this Section 12 shall survive the Closing.

13.           Injunctions. The Company or the Contributors, as the case may be, shall be permitted to seek, and the terms of this Section 13 shall not stop the Contributors and the Company, as the case may be, from obtaining a temporary or permanent injunction from a court of competent jurisdiction in order to prevent irreparable harm from occurring due to of the actions of the other party. Each party hereto agrees that irreparable damage would occur to the other parties in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that a party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party(ies) and to enforce specifically the terms and provisions hereof in any federal or state court in the Commonwealth of Virginia (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which the party seeking injunctive relief is entitled under this Agreement.

14.           Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void.

15.           Successors and Assigns. The rights and obligations created by this Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, receivers, trustees, successors and permitted assigns.

16.           Governing Law; Venue. This Agreement and all transactions contemplated hereby shall be governed by, construed and enforced in accordance with the laws of the State of Delaware.  The parties hereto hereby covenant and agree that any dispute, claim, action, proceeding or controversy arising out of or related to this Agreement shall be litigated in the courts of the Commonwealth of Virginia sitting in the City of Richmond and/or the United States District Court for the Eastern District of Virginia.  The parties hereto hereby waive any objection to the personal or subject matter jurisdiction of such courts or to the laying of venue of such dispute, claim, action, proceeding or controversy therein.  The parties hereto hereby consent to the exercise of personal jurisdiction over them by the courts of the Commonwealth of Virginia, sitting in the City of Richmond and/or the United States District Court for the Eastern District of Virginia in any such dispute, claim, action, proceeding or controversy.

17.           Third Party Beneficiary. Except as specifically set forth in this Agreement, no provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or other rights of any kind in any customer, affiliate, stockholder, partner, member, manager, director, officer, or employee of any party to this Agreement or any other person or entity.

18.           Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of the void or unenforceable provision and to execute any amendment, consent, or agreement mutually acceptable to the parties hereto and deemed reasonably necessary or desirable by the parties to effect such replacement.

19.           Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other parties to this Agreement and that it has or will consult with its own advisors.

20.           Certain Securities Matters.  No sale of Class B Units is intended by the parties by virtue of their execution of this Agreement. Any sale of Class B Units contemplated under this Agreement will occur, if at all, upon the Closing.

21.           Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by nationally recognized overnight delivery service, by e-mail transmission or by first class postage prepaid to the parties at the following postal or email addresses:

If to the Contributors, to
Contributors’ Agent:

Stevens M. Sadler
10710 Midlothian Turnpike
Suite 202
Richmond, Virginia 23235
E-Mail: steve@revacompanies.com

If to the Company, to:

Allegiancy, LLC
c/o Stevens M. Sadler
10710 Midlothian Turnpike
Suite 202
Richmond, Virginia 23235
E-Mail: steve@revacompanies.com

With a copy to:

Robert R. Kaplan, Jr., Esq.
c/o Kaplan Voekler Cunningham & Frank, PLC
7 East Second Street
Richmond, Virginia 23224
E-Mail: rkaplan@kv-legal.com

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 21, be deemed given upon delivery, (ii) if delivered by nationally recognized overnight delivery service to the address as provided in this Section 21, be deemed delivered the next day following the mailing of the same, (iii) if delivered by e-mail to the e-mail address as provided in this Section 21, be deemed given upon transmission of such e-mail communication; and (iv) if delivered by first class mail in the manner described above to the address as provided in this Section 21, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section 21). Any party from time to time may change its physical address, e-mail address or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto in accordance with this Section 21.

22.           Construction.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both of the Contributors and the Company have contributed substantially and materially to the preparation of this Agreement.  The headings of various sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

23.           Partial Invalidity.  The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

24.           Weekends, Holidays, Etc. If the time period by which any right, option or election provided for under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which Closing must be held, expires on a day which is a Saturday, Sunday, or official federal or a state holiday for the Commonwealth of Virginia, then such time period shall be automatically extended through the close of business on the next business day.

25.           Further Assurances. From time to time, at either party’s request, whether on or after Closing, and without further consideration, the other party shall execute and deliver any further instruments of conveyance and take such other actions as the requesting party may reasonably require to complete more effectively the transfer of the RMA LLC Interests to the Company.  The Contributors shall not, however, be required to incur any out-of-pocket expense in order to satisfy or comply with a request from the Company.

26.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

 27.           Entire Agreement and Amendments. This Agreement, together with all exhibits attached hereto or referred to herein, contain all representations and the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement and exhibits hereto. This Agreement may only be modified or amended upon the written consent of each party hereto.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Contribution Agreement effective as of the Contract Date.

CONTRIBUTORS:

CONTINUUM CAPITAL, LLC,
a Virginia limited liability company

By:	/s/ Stevens M. Sadler
Name:	Stevens M. Sadler
Title:	Manager

CHESAPEAKE REALTY ADVISORS, LLC,
a Virginia limited liability company

By:	/s/ Christopher K. Sadler
Name:	Christopher K. Sadler
Title:	Manager

COMPANY:

ALLEGIANCY, LLC,
a Delaware limited liability company

By:	/s/ Stevens M. Sadler
Name:	Stevens M. Sadler
Title:	Manager

EXHIBITS

Exhibit A                      -           Class B Units

Exhibit B                      -           Form of Assignment of LLC Interest

Exhibit C                      -           Limited Liability Company Agreement of REVA Management Advisors, LLC

Exhibit D                      -           Articles of Organization of REVA Management Advisors, LLC

Exhibit E                      -           List of Asset Management Contracts

Exhibit F                      -           List of Employees of REVA Management Advisors, LLC

EXHIBIT A

Contributor	No. of Class B Units Issued	Value of Class B Units Issued
Continuum Capital, LLC	625,000	$6,250,000
Chesapeake Realty Advisors, LLC	625,000	$6,250,000
TOTAL	1,250,000	$12,500,000